EXHIBIT 10.7

July 6, 2016

Dear Ian
Secondment to the UK
With reference to your secondment letter dated April 11, 2013, I am writing to confirm the extension of your secondment to RenaissanceRe Syndicate Management Limited (“RSM”) to May 1st, 2018.
Except insofar as they are varied below, your terms and conditions of employment (as set out in your contract of employment with the Company, ("your previous terms") will remain in force. If there is any inconsistency between the terms of this letter and your previous terms whilst you are on secondment to RSM, the terms of this letter will prevail.
During the secondment, the following variations to your previous terms and additional provisions will apply. They will cease to have effect immediately once your secondment ends, at which point your employment will again be governed by your previous terms. You remain an employee of the Company during the secondment.

1.	DUTIES

1.1
Whilst on secondment, you will continue to occupy the role of Chief Risk Officer of the RenaissanceRe group of companies ("the Group") and you will be required to travel substantially and devote the whole of your time, attention and skill to the duties of your role as Chief Risk Officer. In particular, it is expected that you will spend a significant proportion of your time in Bermuda.

1.2	You should observe the normal working hours of work operated at RSM.

1.3
You must comply with the Company's Compliance Manual, while working in the United Kingdom and any other rules and regulations specifically notified to you as being applicable to you during your secondment to RSM. You should also observe RenRe's operating guidelines concerning the activities of employees on secondment to UK, which can be obtained from Mike Regan.

1.4	For the avoidance of doubt, during your secondment:
1.4.1 You will oversee the global risk operations of the Group;

1.4.2	Your appraisals and pay reviews will be conducted by the Company in the usual manner;
1.4.3 You will continue to act as a Director of Renaissance Reinsurance of Europe; and

1.4.4	You will report to Kevin O’Donnell.

2.	COMPENSATION, EXPENSES & BENEFITS
2.1     Salary and Bonus
(a)    Your annual base salary during your secondment will be as confirmed to you in writing. This salary will be paid to you by RSM on behalf of the Company in equal monthly instalments in the normal RSM payroll cycle of each month.
(b)    You will have a bonus target of 110% of your salary. Your Long Term Incentive award target will be 218% of base salary. The actual level of any award is in each case, at the absolute discretion of the Company. Any bonus or long term incentive award is subject to the relevant provisions of your previous terms and would be made pursusant to and in accordance with the rules of any applicable plan as in force from time to time.
2.2    Expenses
RSM will reimburse you for all reasonable out-of-pocket expenses specifically or generally authorised by the Company or RSM and wholly, properly and necessarily incurred by you on the business of RSM (including any work carried out for or on behalf of the Company). You must provide such evidence of expenses as RSM may reasonably require.
2.3    Benefits
Save in respect of the specific benefits listed below, all other contractual benefits will continue in accordance with your previous terms. Where such benefits are linked to salary, it will be your RSM salary which will apply.
2.3.1    Benefits Insurance
You will continue to participate in the RSM employee benefit insurance plans during the period of your secondment.

2.3.2	Pension
You will continue to be a member of the RSM Group Personal Pension Scheme during your secondment.
Any benefits provided to you as a result of your status as an employee on secondment are provided on an entirely discretionary basis, at the discretion of the Company. They may be varied or withdrawn at any time during the secondment. In any event, they will continue only for as long as you remain on secondment from the Company to RSM and will cease with immediate effect on the termination of your secondment for whatever reason, including, where applicable, if you become a local UK employee of RSM.
2.4    Taxes
RSM, as applicable, will make such withholdings and deductions for tax and social security as may be required by law, from any payments made and benefits provided to you under your previous terms, the terms of this letter and/or otherwise in relation to your employment and secondment ('your remuneration').

You will be responsible for all income taxes and social charges which are payable in respect of your remuneration and for ensuring that any such liabilities are paid promptly and as required by law.
For the period of your secondment you may claim up to GBP3,225 for income tax preparation services in respect of your UK employment tax matters. You are expected to provide tax information to the tax accountants on timely basis.

3.    HOLIDAY
Your annual leave entitlement while on secondment will be 30 working days per holiday year (1 January to 31 December), accruing on a monthly basis for each complete month of service on secondment, in addition to such bank and other public holidays as may be designated as additional holiday entitlement from time to time.

4.	LOCATION

Your base during this secondment will be the RSM London office. However, you may be required to travel, within Europe, back to Bermuda and otherwise substantially overseas, for the Company's business purposes. For purposes of clarification, neither your relocation to London or any other of RSM's offices within the United Kingdom, nor your relocation back to Bermuda after the termination of your secondment shall constitute "Good Reason" under your previous terms.

5.    TERMINATION

5.1     Termination of Secondment

5.1.1    Your secondment may be terminated for whatever reason at any time, and in doing so, we will endeavor to give you reasonable advance notice of such termination.

5.1.2    Your secondment will terminate immediately if your employment ceases at any time for whatever reason.

5.2    Termination of Employment

5.2.1    The provisions related to the termination of your employment as set out in your previous terms continue to apply.

5.2.2    For the avoidance of doubt, please note that, for the purposes of your previous terms, ‘Cause’ includes any act or omission in relation to RSM which, if committed in relation to the Company would constitute cause.

5.2.3
If and once notice of termination has been given by or to you (including where you have resigned without giving proper notice and we refuse to accept termination occurring before the expiry of the proper notice period), you may be suspended from the performance of duties and/or excluded from any premises of the Company, RSM and/or any other RenaissanceRe company. Salary and other contractual benefits will continue to be paid or provided despite such suspension and/or exclusion. Eligibility for any bonus or long term incentive award will cease. During any such period of suspension and/or exclusion, you must continue to comply with all your obligations as an employee and must not, without our prior written consent, undertake any duties or hold yourself out to any third party as an employee of any RenaissanceRe company or contact (either directly or indirectly) any clients, customers, suppliers, investors, officers or employees of any RenaissanceRe company. During this period access to RenaissanceRe's computer, e-mail, telephone, voicemail and/or other communication systems and/or databases may be limited or withdrawn. In the event of your suspension and/or exclusion under this paragraph, you may be required:
(a)    to undertake (either at home or at an alternative location as required) such alternative duties to the normal duties as may be stipulated, and/or

(b) to return all property in your possession or control belonging to any RenRe company.

6.	GOVERNING LAW

This letter shall be interpreted and construed in accordance with the laws of Bermuda (without giving effect to the choice of law principles thereof).
Please sign, date and return to me by June 30, 2016 the attached copy of this letter to indicate your acceptance of the extension of the secondment and your agreement to the terms and conditions of this letter.

Yours sincerely

/s/ Leah Dean

For and on behalf of
RenaissanceRe Holdings Ltd

ACCEPTANCE

I acknowledge receipt of the extension of secondment on the terms set out in this letter. By signing this Acceptance:

a.	I hereby accept the extension of the secondment on those terms and agree to abide by them.

b.
I consent to the Company monitoring and recording any use that I make of the Company’s electronic communications systems and other technical resources for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes;

c.
I consent to the processing of my personal information for business purposes, including personnel management, compliance and financial management, both by the Company and by any party to whom data is disclosed, such as other RenRe group companies, third party providers of services to the RenRe group, business partners and regulatory bodies. This includes transfers of personal data, including sensitive personal data such as health, ethnic origin or criminal proceedings, from UK to the Company and other RenaissanceRe companies in Bermuda;

d.
I agree that I am a managing executive falling within Regulation 20 of the Working Time Regulations 1998 but in any event consent to work more than 48 hours per week on average should my duties so require; and

e.
I have read and understood the Code of Ethics and Conduct of RenaissanceRe Holdings Ltd. and its subsidiaries and controlled affiliates (the "Code"). I understand the Code and I agree that II will comply with the Code throughout my employment, including during the period of my secondment, and will seek to comply in each and every respect with the laws, rules, and regulations applicable to the Company.

Signed /s/ Ian D. Branagan

Dated 7/7/2016

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